Exhibit 10.2

CLEVER LEAVES HOLDINGS INC.

AMENDED AND RESTATED EMPLOYMENT

AGREEMENT

for

Kyle Detwiler

This Amended and Restated Employment Agreement (the “Agreement”) is entered into as of December 22, 2020, by and between Clever Leaves Holdings Inc., a corporation organized under the laws of British Columbia, Canada (the “Company”), and Kyle Detwiler (the “Executive”) and is effective as December 18, 2020 (the “Effective Date”).

WHEREAS, the Executive was previously employed by NS US Holdings, Inc. (“Holdings”) as its Chief Executive Officer pursuant to that certain Employment Agreement, dated August 17, 2017, by and between Holdings and the Executive (the “Holdings Employment Agreement”);

WHEREAS, the Company has entered into a Business Combination Agreement, dated as of July 25, 2020 (the “Business Combination Agreement”), with Schultze Special Purpose Acquisition Corp., Novel Merger Sub Inc., and Clever Leaves International Inc., pursuant to which, upon the consummation of the transactions contemplated therein (the “Closing”), among other things, Holdings became an indirect subsidiary of the Company;

WHEREAS, the Executive is currently employed by the Company, pursuant to that certain Employment Agreement entered into in connection with the Closing, dated December 18, 2020 (the “Original Employment Agreement”);

WHEREAS, the Company desires that the Executive be retained to serve in the capacity of Chief Executive Officer of the Company; and

WHEREAS, the Company and the Executive desire to amend and restate the Original Employment Agreement in its entirety to reflect certain changes agreed to after the Closing.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other valuable consideration, the Company and the Executive hereby agree as follows:

1. Certain Definitions.

Capitalized terms shall have the meanings set forth on Exhibit A attached hereto.

2. Term of Employment.

The Company shall employ the Executive and, and the Executive shall accept such employment, upon the terms and conditions set forth in this Agreement for the period commencing on the Effective Date and ending on the earlier of (i) the second (2nd) anniversary of the Effective Date (subject to extension as provided in the following sentence) and (ii) the Executive’s Date of Termination as provided in Section 6 (such period, including any extension as provided below, shall be referred to as the “Term of Employment”). This Agreement and the Term of Employment shall be automatically extended for successive additional one-year terms, unless either party provides written notice of Non-Renewal of this Agreement (“Notice of Non-Renewal”) at least three (3) months before the end of the then-current Term of Employment.

3. Executive’s Duties and Obligations.

A. Duties. The Executive shall serve as the Company’s Chief Executive Officer. The Executive shall be responsible for all powers and duties customarily associated with that office or position in a publicly traded company. The Executive shall report directly to the Board and shall be subject to reasonable policies established by the Board. During the Term of Employment, the Executive will also serve as a member of the Board to the extent so elected by the stockholders of the Company.

B. Location of Employment. The Executive’s principal place of business shall be at the Company’s headquarters located in New York, New York or such other location as may be the Company’s headquarters from time to time; provided that the Executive may work out of any of the Company’s offices in any location.

C. Confidentiality, Restrictive Covenants and Intellectual Property Agreement. The Executive acknowledges and agrees that the Executive has previously executed and agreed to be bound by the terms of the Holdings Confidentiality, Restrictive Covenants and Intellectual Property Agreement, dated as of August 17, 2017 (the “Confidentiality Agreement”). The Executive shall comply at all times with the covenants and other terms and conditions of the Confidentiality Agreement and all other reasonable policies of the Company governing the confidentiality of the Company’s proprietary information and assignment of the Company’s intellectual property; provided, however, that the Executive acknowledges and agrees that any reference to “the Company” within the Confidentiality Agreement shall hereafter refer to the Company and its subsidiaries or affiliates. The Executive’s obligations under the Confidentiality Agreement shall survive the Term of Employment.

4. Devotion of Time to the Company’s Business.

A. Full-Time Efforts. During the Term of Employment, subject to the limitations Section 4.B, the Executive shall devote substantially all of his business time, attention and effort to the affairs of the Company and its affiliates, excluding any periods of disability, vacation, or sick leave to which Executive is entitled, and shall use his reasonable best efforts to perform the duties properly assigned to him hereunder and to promote the interests of the Company.

B. Other Activities. Executive may, subject to, and in accordance with, Section 10, (i) serve on corporate, civic or charitable boards or committees, deliver lectures and fulfill speaking engagements, (ii) manage personal investments that do not give rise to a conflict of interest through the Executive’s investment in direct competitors of the Company, (iii) invest in, participate in and provide services to Silver Swan LLC, Silver Swan Capital, LLC and their respective affiliates so long as such investing, participation and services do not involve investments, participation or services in the cannabis industry (other than any investments, participation or services in the Company and its affiliates) and (iv) provide advisory services to, or acquire any interest in, any investment fund; provided further that all such activities do not individually or in the aggregate conflict with or interfere with the performance of his duties under this Agreement or otherwise violate Section 10.The Executive’s passive investment in securities of a publicly-held company will not be considered to give rise to a conflict of interest if the Executive owns not more than 5% of the outstanding securities of such publicly held company.

5. Compensation and Benefits.

A. Base Salary. The Company shall pay to the Executive in accordance with its normal payroll practices (but not less frequently than monthly) an annual salary at a rate of not less than $150,000 per annum (“Base Salary”); provided that the Executive’s Base Salary shall be increased to $250,000 per annum at such time that other senior employees of the Company and its subsidiaries have their base salaries restored to such levels as were paid to them prior to the COVID-19 pandemic; provided further that, for purposes of Sections 7.C and 10.B of this Agreement, as of the Effective Date, “Base Salary” shall be deemed to be $250,000 per annum (or any greater Base Salary rate in effect on the Executive’s Date of Termination). The Executive’s Base Salary shall be reviewed at least annually for the purposes of determining increases, if any, based on the Executive’s performance, the performance of the Company, the then prevailing salary scales for comparable positions, inflation and other relevant factors. Effective as of the date of any increase in the Executive’s Base Salary, Base Salary as so increased shall be considered the new Base Salary for all purposes of this Agreement and may not thereafter be reduced except as provided in the last sentence of this Section 5.A. Any increase in Base Salary shall not limit or reduce any other obligation of the Company to Executive under this Agreement.

B. Cash Bonuses. With respect to each Fiscal Year during the Term of Employment, the Executive shall be eligible to receive an annual cash bonus (“Annual Bonus”) targeted at sixty percent (60%) of the Executive’s Base Salary. The actual Annual Bonus payable with respect to each Fiscal Year shall be based on the achievement of performance goals to be determined by the Board. The Company will pay the Annual Bonus to the Executive no later than the 15th day of the third calendar month following the end of such Fiscal Year.

C. Equity Grant. Conditioned upon (i) the filing of a Form S-8 registration statement by the Company with respect to the 2020 Plan, the Executive will be granted 200,000 restricted share units of the Company under the 2020 Plan as soon as practicable after such filing. Such restricted share units shall be subject to such terms and conditions, including time-based vesting equal to 50% per year upon each of the first two anniversaries of the Closing, as will be set forth in a separate Restricted Share Unit Agreement by and between the Company and the Executive, as well as the terms and conditions of the 2020 Plan.

D. Benefits. During the Term of Employment, the Executive shall be entitled to participate in all employee benefit plans, programs and arrangements made available generally to the Company’s senior executives or to other full-time employees on substantially the same basis that such benefits are provided to such senior executives of a similar level or to other full-time employees (including, without limitation, profit-sharing, savings and other retirement plans or programs (e.g., a 401(k) plan), long-term cash incentive plan, program or arrangement, medical, dental, hospitalization, vision, short-term and long-term disability and life insurance plans or programs, accidental death and dismemberment protection, travel accident insurance, and any other fringe benefit or employee welfare benefit plans or programs that may be sponsored by the Company from time to time, including any plans or programs that supplement the above-listed types of plans or programs, whether funded or unfunded); provided, however, that during the Term of Employment, the Executive shall not be eligible to participate in any generally available severance benefit plan, program or arrangement sponsored or maintained by the Company. Nothing in this Section 3.D shall be construed to require the Company to establish or maintain any such fringe or employee benefit plans, programs or arrangements.

E. Vacations. The Executive shall be entitled to accrue twenty (20) days of paid vacation for each twelve (12) month period during the Term of Employment. Accrued but unused vacation days shall carry over to subsequent years until a maximum of thirty (30) days have accrued.

F. Reimbursement of Expenses. During the Term of Employment, the Executive shall be entitled to receive prompt reimbursement for all reasonable business-or employment-related expenses incurred by the Executive upon the receipt by the Company of reasonable documentation in accordance with standard practices, policies and procedures applicable to other senior executives of the Company.

G. Additional Cash Payment. The Company shall pay to the Executive an amount equal to $46,027 in respect of certain previously forfeited compensation in January 2021, subject to the Executive’s continued employment through the payment date.

6. Termination of Employment.

The Term of Employment shall be automatically terminated upon the first to occur of the following:

A. Death. The Executive’s employment shall terminate immediately upon the Executive’s death.

B. Disability. If the Executive is Disabled, either party may terminate the Executive’s employment due to such Disability upon delivery of written notice to the other party. The effective date of such termination of employment will be the Date of Termination set forth in such written notice or immediately upon delivery of such written notice if no effective date is specified in the written notice. For avoidance of doubt, if the Executive’s employment is terminated pursuant to this Section 6.B, his employment will not constitute a termination of employment by the Company without Cause or by the Executive for Good Reason.

C. Termination by the Executive Without Good Reason. The Executive may terminate his employment for any reason other than Good Reason upon his delivery of written notice to the Company, in which case the Date of Termination will be at least thirty (30) days following the date of such notice (as specified in such notice); provided, however, that the Company may, in its sole discretion, change the Date of Termination to any date that occurs on or following the date of such notice and prior to the Date of Termination specified in such notice.

D. Termination by the Executive for Good Reason. The Executive may terminate his employment for Good Reason if (i) not later than ninety (90) days after the occurrence of any act or omission that constitutes Good Reason, the Executive provides the Company with a written notice setting forth in reasonable detail the acts or omissions that constitute Good Reason, (ii) the Company fails to correct or cure the acts or omissions within thirty (30) days after it receives such written notice, and (iii) Executive terminates his employment with the Company after the expiration of such cure period but not later than sixty (60) days after the expiration of such cure period.

E. Termination by the Company Without Cause. The Company may terminate the Executive’s employment without Cause upon delivery of written notice to the Executive at least thirty (30) days prior to his Date of Termination.

F. Termination Upon Non-Renewal. The Executive’s employment shall terminate on the last day of the then-current Term of Employment if (i) either the Company or the Executive provides the other party with a written Notice of Non-Renewal in accordance with Section 2 and (ii) the parties do not enter into a new employment agreement prior to the expiration of this Agreement or otherwise agree to continue the employment relationship after the expiration of this Agreement on an at-will basis (“Non-Renewal”).

G. Termination by the Company for Cause. Upon the occurrence of any act or omission that constitutes Cause, the Company may terminate the Executive’s employment if:

(i)	No fewer than 30 days prior to the Date of Termination, the Company provides Executive with written notice (the “Notice of Consideration”) of its intent to consider termination of Executive’s employment for Cause, including a reasonably detailed description of the acts or omissions that the Board believes constitute Cause;

(ii)	The Executive fails to cure the acts or omissions that constitute Cause within 30 days after receiving such Notice of Consideration; and

(iii)	The Executive is provided an opportunity to appear before the Board, with or without legal representation, at Executive’s election, during the 30 day period following the Executive’s receipt of the Notice of Consideration to present arguments and evidence on his own behalf.

The Executive’s termination of employment will be deemed to be a termination of employment by the Company without Cause unless the Company establishes its full compliance with the substantive and procedural requirements of this Section 6.G prior to the Executive’s Date of Termination. Notwithstanding the foregoing, the determination by the Board in clause (iv) above, shall be without prejudice to the Executive’s right to dispute in arbitration pursuant to Section 16 of this Agreement the Board’s determination that Cause for the Executive’s termination existed and the arbitrator shall determine, without any deference to the Board’s factual determinations or deliberations, whether Cause for the Executive’s termination existed based on all relevant facts and circumstances. Notwithstanding the foregoing provisions, the Board may, in its sole discretion, suspend the Executive from active service and place him on paid administrative leave at any time during the period commencing on the date the Executive receives the Notice of Consideration and ending on the date the Board make a final determination pursuant to clause (iv) above and such suspension and administrative leave shall not constitute Good Reason for purposes of Section 6.D.

7. Compensation and Benefits Payable Upon of Termination of Employment.

A. Payment of Accrued But Unpaid Compensation and Benefits. Upon the Executive’s termination of employment for any reason, the Executive (or his estate following the Executive’s death) shall receive (i) a lump sum payment on the Date of Termination in an amount equal to the sum of the Executive’s earned but unpaid Base Salary through his Date of Termination plus his accrued but unused vacation days at the Executive’s Base Salary rate in effect as of his Date of Termination; plus (ii) any other benefits or rights the Executive has accrued or earned through his Date of Termination in accordance with the terms of the applicable fringe or employee benefit plans and programs of the Company. Except as provided in Section 7.B or C or as expressly provided pursuant to the terms of any employee benefit plan, the Executive will not be entitled to earn or accrue any additional compensation or benefits for any period following his Date of Termination.

B. Termination of Employment Due to Death or Disability. In addition to the compensation and benefits payable under Section 7.A, if the Executive’s employment is terminated due to his death or Disability, the Executive (or his estate following the Executive’s death) shall receive:

(i)	the Executive’s accrued but unpaid Annual Bonus, if any, for the Fiscal Year ended prior to his Termination Date payable at the same time such annual bonuses for such Fiscal Year are paid to other key executives of the Company;

(ii)	100% of the Executive’s outstanding Equity Awards as of the Date of Termination will be fully vested and exercisable.

C. Termination of Employment by the Company without Cause, by the Executive for Good Reason or Upon Non-Renewal by the Company. In addition to the compensation and benefits payable under Section 7.A, if the Executive’s employment is terminated (i) by the Company without Cause, (ii) by the Executive for Good Reason or (iii) upon Non-Renewal where the Company has provided the Notice of Non-Renewal of this Agreement to the Executive in accordance with Section 2, and the Executive returns an executed Release to the Company, which becomes final, binding and irrevocable within sixty (60) days following the Executive’s Date of Termination in accordance with Section 8 of this Agreement, the Executive (or his estate following the Executive’s death) shall receive:

(i)	the Executive’s accrued but unpaid Annual Bonus, if any, for the Fiscal Year ended prior to his Termination Date payable at the same time annual bonuses for such Fiscal Year are paid to other key executives of the Company;

(ii)	the Executive will receive the Annual Bonus, if any, payable for the Fiscal Year in which the Executive’s employment is terminated based on actual Fiscal Year performance (pro-rated for the period of employment during such Fiscal Year through the Date of Termination) payable at the same time annual bonuses for such Fiscal Year are paid to other key executives of the Company;

(iii)	if the Executive’s Date of Termination does not occur during the Post-Change of Control Period:

(a)	the Executive will receive a distribution or payment in settlement of each outstanding long-term performance-based Equity Award (including performance shares or other long-term Equity Awards that vest based on measures of long-term performance but excluding the Annual Bonus) for the applicable performance period in which Executive’s employment is terminated (pro-rated for the portion of the performance period through the Date of Termination) and based on actual performance, payable when such long-term incentive compensation would have been payable had Executive’s employment continued through the settlement date of such long-term incentive compensation;

(b)	100% of the Executive’s outstanding Equity Awards (excluding Equity Awards described in Section 7.C(iii)(a)) will be fully vested and exercisable;

(c)	The Executive will receive continued payment of the Executive’s Base Salary (without regard to any reduction in Base Salary that constitutes Good Reason) in accordance with the Company’s payroll practices for twenty-four (24) months; and

(d)	reimbursement of the COBRA premiums, if any, paid by the Executive for continuation coverage for the Executive, his spouse and dependents under the Company’s group health, dental and vision plans for the lesser of twenty-four (24) months or the maximum COBRA continuation period; and

(iv)	if the Executive’s Date of Termination occurs during the Post- Change of Control Period:

(a)	100% of the Executive’s outstanding Equity Awards will be fully vested and exercisable;

(b)	The Executive will receive a lump sum payment upon his Date of Termination in an amount equal to the Executive’s Base Salary (without regard to any reduction in Base Salary that constitutes Good Reason) for thirty-six (36) months; and

(c)	reimbursement of the COBRA premiums, if any, paid by the Executive for continuation coverage for the Executive, his spouse and dependents under the Company’s group health, dental and vision plans for the lesser of thirty-six (36) months or the maximum COBRA continuation period.

Notwithstanding anything to the contrary herein, no payment that is otherwise required to be paid to the Executive pursuant to this Section 7.C or Section 10.B before the Release becomes final, binding and irrevocable, shall be paid to the Executive on the first normal payroll payment date following the date his Release becomes final, binding and irrevocable and any payment delayed as a result of this sentence shall be in a lump sum paid on such first payroll date; provided that if the Executive materially breaches this Agreement or the Executive’s Confidential Agreement, then the Company’s continuing obligations under this Section 7.C or Section 10.B. shall cease as of the date of the breach and the Executive shall be entitled to no further payments hereunder; provided further that, if the sixty (60) day period following the Executive’s Date of Termination ends in a calendar year after the year in which the Executive’s Date of Termination occurs, the compensation and benefits described in Section 7.C or 10.B. shall commence or be made no earlier than the first day of such later calendar year.

8. Release.

As a condition of receiving the compensation and benefits described in Section 7.C or 10.B, Executive must execute a general waiver and release of any and all claims arising out of Executive’s employment with the Company or Executive’s separation from such employment (including, without limitation, claims relating to age, disability, sex or race discrimination to the extent permitted by law), excepting (i) claims based on breach of the Company’s obligations to pay the compensation and benefits described in Sections 5 or 7, (ii) claims arising under the Age Discrimination in Employment Act after the date Executive signs such release, and (iii) any right to indemnification by the Company or to coverage under directors and officers liability insurance to which Executive is otherwise entitled in accordance with this Agreement and the Company’s articles of incorporation or by laws or other agreement between Executive and the Company (the “Release”). Such Release shall be in a form containing reasonable and customary terms consistent with the terms of this Agreement and the Confidentiality Agreement tendered to the Executive by the Company within five (5) business days following the termination of the Executive’s employment by the Company without Cause, by the Executive for Good Reason or upon Non-Renewal where the Company has provided the Notice of Non-Renewal to the Executive in accordance with Section 2, which shall comply with any applicable legislation or judicial requirements, including, but not limited to, the Older Workers Benefit Protection Act. The compensation and benefits described in Section 7.C and 10.B will not be paid to the Executive if the Executive fails to execute the Release within the time frame specified in such Release, if the Executive revokes the Release within the applicable revocation period set forth in such Release, or if the revocation period expires more than sixty (60) days following the Executive’s Date of Termination.

9. Mitigation of Damages.

The Executive will not be required to mitigate damages or the amount of any payment or benefit provided for under this Agreement by seeking other employment or otherwise. The amount of any payment or benefit provided for under this Agreement will not be reduced by any compensation or benefits earned by the Executive as the result of self-employment or employment by another employer or otherwise.

10. Non-Competition.

A. The Executive shall not, at any time during the period from the Effective Date through the date that is twelve (12) months following the Date of Termination (the “Noncompete Period”), directly or indirectly, whether on his own or in association with others, (a) render any services to, manage, operate, control or act in any capacity for (whether as a principal, partner, director, officer, member, employee, consultant, advisor, independent contractor, owner, investor or otherwise), or (b) acquire any equity interest of any type, in any Person that engages in (either directly or through any subsidiary or affiliate thereof) extraction, cultivation, genetics formation, distribution, retail, marketing or testing (each, an “Industry Segment”) in the botanical cannabinoid industries or any business the Company (x) has spent significant time or resources analyzing for the purposes of assessing expansion opportunities and (y) in good faith, reasonably expects to commit material financial or other resources to pursue within six months following the Effective Date and through the Date of Termination (the “Restricted Business”), in each case in Australia, Brazil, Colombia, Portugal, Germany or any other country in which the Company derived more than 10% of its aggregate consolidated revenues in the most recent fiscal year, other than the United States and Canada in which case (x) and (y) would be applicable (each such country, a “Geographical Jurisdiction”). Notwithstanding the foregoing, the Executive shall not be restricted from (i) continuing to invest in, participate in and provide services to Silver Swan LLC, Silver Swan Capital, LLC and their respective affiliates, (ii) providing services to a Person that engages in the Restricted Business if such Person is not a competitor of the Company in the Geographical Jurisdiction and Industry Segment in which the Executive provides such services (e.g., Participant would be permitted to provide services to a retailer of botanical cannabinoids in Colombia if (x) the Company does not conduct operations as a retailer of botanical cannabinoids in Colombia but conducts other operations in Colombia), (iii) providing services to a diversified Person or a Person that operates in multiple jurisdictions if the Restricted Business of such Person in the Geographical Jurisdictions did not produce more than 10% of the aggregate consolidated revenues of such diversified Person in the most recent fiscal year, (iv) providing services to or acquiring any interest in an investment fund that invests in the cannabis sector; so long as such services do not involve an investment in the Restricted Business in the Geographical Jurisdiction and Industry Segment in which the Executive provides such services, or (v) owning less than 5% of any class of equity securities of any Person, provided that such ownership represents a passive investment and neither the Executive nor any group of persons including the Executive in any way, either directly or indirectly, manages or exercises control of such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising the Executive’s rights as an equityholder, or seeks to do any of the foregoing. As used in this Section 10, the term “Company” shall mean the Company and its subsidiaries.

B. In the event the Executive’s employment is terminated by the Executive without Good Reason or upon Non-Renewal where the Executive has provided the Notice of Non-Renewal of this Agreement to the Company in accordance with Section 2, and the Executive returns an executed Release to the Company, which becomes final, binding and irrevocable within sixty (60) days following the Executive’s Date of Termination in accordance with Section 8 of this Agreement, as consideration for and conditioned upon the Executive’s compliance with Section 10.A, the Company shall pay the Executive the Executive’s Base Salary (without regard to any reduction in Base Salary that constitutes Good Reason) in accordance with the Company’s payroll practices for the duration of the Noncompete Period following the Date of Termination; provided that the Company may, in its sole discretion, and at any point during the Noncompete Period upon notice to the Executive, waive its rights under Section 10.A for any then-remaining portion of the Noncompete Period, in which case the Executive shall not receive payments pursuant to this Section 10.B for any portion of the Noncompete Period during which Section 10.A does not apply.

11. Excess Parachute Excise Tax.

Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (including any acceleration) by the Company or any entity which effectuates a transaction described in Section 280G(b)(2)(A)(i) of the Code to or for the benefit of the Executive (whether pursuant to the terms of this Agreement or otherwise, but determined before application of any reductions required pursuant to this Section 11) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred with respect to such excise tax by the Executive (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company will automatically reduce such Payments to the extent, but only to the extent, necessary so that no portion of the remaining Payments will be subject to the Excise Tax, unless the amount of such Payments that the Executive would retain after payment of the Excise Tax and all applicable Federal, state and local income taxes without such reduction would exceed the amount of such Payments that the Executive would retain after payment of all applicable Federal, state and local taxes after applying such reduction. Unless otherwise elected by the Executive, to the extent permitted under Code Section 409A, such reduction shall first be applied to any severance payments payable to the Executive under this Agreement, then to the accelerated vesting on any Equity Awards, starting with stock options and stock appreciation rights reversing accelerated vesting of those options and stock appreciation rights with the smallest spread between fair market value and exercise price first and after reversing the accelerated vesting of all stock options and stock appreciation rights, thereafter reversing accelerated vesting of restricted stock, restricted stock units and performance shares, performance units or other similar Equity Awards on a pro rata basis.

All determinations required to be made under this Section 11, including the assumptions to be utilized in arriving at such determination, shall be made by the Company’s independent auditors or such other certified public accounting firm of national standing reasonably acceptable to the Executive as may be designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by either the Company or the Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion to such effect. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

12. Legal Fees.

All reasonable legal fees and related expenses (including costs of experts, evidence and counsel) paid or incurred by the Executive pursuant to any claim, dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Company if the Executive is successful on the merits pursuant to a legal judgment or arbitration. Except as provided in this Section 12, each party shall be responsible for its own legal fees and expenses in connection with any claim or dispute relating to this Agreement.

13. Liability Insurance and Indemnification.

The Company shall maintain directors’ and officers’ liability insurance for the Executive during the Term of Employment, and for a six (6) year period following the Executive’s Date of Termination at a level equivalent to the most favorable and protective coverage for any active officer or director of the Company.

The Company agrees to indemnify the Executive for any job-related liability to the fullest extent permitted under applicable law, and its by-laws.

14. Notices.

All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, email or mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Board or the Company:

Clever Leaves Holdings Inc.

Attention: General Counsel

489 Fifth Avenue, 27th Floor

New York, NY 10017

david.kastin@cleverleaves.com

If to the Executive:

To the address on file with the records of the Company.

Addresses may be changed by written notice sent to the other party at the last recorded address of that party.

15. Withholding.

The Company shall be entitled to withhold from payments due hereunder any required federal, state or local withholding or other taxes.

16. Arbitration.

A. If the parties are unable to resolve any dispute or claim relating directly or indirectly to this Agreement, the Confidentiality Agreement, or any dispute or claim between the Executive and the Company and any of its subsidiaries or any of their respective officers, directors, agents, or employees (a “Dispute”), then either party may require the matter to be settled by final and binding arbitration by sending written notice of such election to the other party clearly marked “Arbitration Demand.” Thereupon such Dispute shall be arbitrated in accordance with the terms and conditions of this Section

Notwithstanding the foregoing, either party may apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm or to enforce the terms of the Confidentiality Agreement.

B. The Dispute shall be resolved by a single arbitrator in an arbitration administered by the American Arbitration Association (“AAA”), in accordance with the AAA’s then current employment arbitration rules and procedures (“AAA Rules”). Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The decision of the arbitrator shall be final and binding on the parties, and specific performance giving effect to the decision of the arbitrator may be ordered by any court of competent jurisdiction.

C. Nothing contained herein shall operate to prevent either party from asserting counterclaim(s) in any arbitration commenced in accordance with this Agreement, and any such party need not comply with the procedural provisions of this Section 16 in order to assert such counterclaim(s).

D. The arbitration shall be filed with the office of the AAA located in New York, New York or such other AAA office as the parties may agree upon (without any obligation to so agree). The arbitration shall be conducted pursuant to the AAA Rules as in effect at the time of the arbitration hearing. In addition, the following rules and procedures shall apply to the arbitration:

(i)	The arbitrator shall have the sole authority to decide whether or not any Dispute between the parties is arbitrable and whether the party presenting the issues to be arbitrated has satisfied the conditions precedent to such party’s right to commence arbitration as required by this Section 16.

(ii)	The decision of the arbitrator, which shall be in writing and state the findings, the facts and conclusions of law upon which the decision is based, shall be final and binding upon the parties, who shall forthwith comply after receipt thereof. Judgment upon the award rendered by the arbitrator may be entered by any competent court. Each party submits itself to the jurisdiction of any such court, but only for the entry and enforcement to judgment with respect to the decision of the arbitrator hereunder.

(iii)	The arbitrator shall have the power to grant all legal and equitable remedies (including, without limitation, specific performance) and award compensatory and punitive damages if authorized by applicable law.

(iv)	Except as otherwise provided in Section 12 or by law, the parties shall bear their own costs in preparing for and participating in the resolution of any Dispute pursuant to this Section 16, and the costs of the arbitrator(s) shall be equally divided between the parties.

(v)	Except as provided in the last sentence of Section 16.A, the provisions of this Section 16 shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court or before any administrative tribunal with respect to any Dispute arising in connection with this Agreement. Any party commencing a lawsuit in violation of this Section 16 shall pay the costs of the other party, including, without limitation, reasonable attorney’s fees and defense costs.

17. Miscellaneous.

A. Governing Law. This Agreement shall be interpreted, construed, governed and enforced according to the laws of the State of New York without regard to the application of choice of law rules.

B. Entire Agreement. This Agreement, together with the Exhibits attached hereto, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all other prior agreements, promises, understandings and representations regarding the Executive’s employment, compensation, severance or other payments contingent upon the Executive’s termination of employment, whether written or otherwise, including, without limitation, the Holdings Employment Agreement.

C. Amendments. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties hereto.

D. Severability. If one or more provisions of this Agreement are held to be invalid or unenforceable under applicable law, such provisions shall be construed, if possible, so as to be enforceable under applicable law, or such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

E. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the beneficiaries, heirs and representatives of the Executive and the successors and assigns of the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or substantially all of its assets, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place. Regardless of whether such agreement is executed, this Agreement shall be binding upon any successor of the Company in accordance with the operation of law and such successor shall be deemed the Company for purposes of this Agreement.

F. Successors and Assigns; Nonalienation of Benefits. Except as provided in Section 17.E in the case of the Company, or to the Executive’s estate and heirs in the case of the death of the Executive, this Agreement is not assignable by any party. Compensation and benefits payable to the Executive under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to actually being received by the Executive or his estate, as applicable, and any such attempt to dispose of any right to benefits payable hereunder shall be void, and no payment to be made hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or other charge.

G. Remedies Cumulative; No Waiver. No remedy conferred upon either party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by either party in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in such party’s sole discretion.

H. Survivorship. Notwithstanding anything in this Agreement to the contrary, all terms and provisions of this Agreement that by their nature extend beyond the Date of Termination, including without limitation Sections 3.C, 7, 8, 10, 12, 13, 15 and 19 of this Agreement, and the terms of the Confidentiality Agreement shall survive termination of this Agreement.

I. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute one document.

18. No Right of Employment.

Nothing contained in this Agreement will be construed as a right of the Executive to be continued in the employment of the Company, or as a limitation of the right of the Company to discharge the Executive with or without Cause.

19. Section 409A of the Code.

The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be construed and interpreted in accordance with such intent. The Executive’s termination of employment (or words to similar effect) shall not be deemed to have occurred for purposes of this Agreement unless such termination of employment constitutes a “separation from service” within the meaning of Code Section 409A and the regulations and other guidance promulgated thereunder.

Notwithstanding any provision in this Agreement to the contrary, if the Executive is deemed on the date of the Executive’s separation from service to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Company from time to time, or if none, the default methodology set forth in Code Section 409A, then with regard to any payment or any benefit that constitutes “non-qualified deferred compensation” pursuant to Code Section 409A and the regulations issued thereunder that is payable due to the Executive’s separation from service, to the extent required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided to the Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Executive’s separation from service, and (ii) the date of the Executive’s death (the “Delay Period”). On the first day of the seventh month following the date of the Executive’s separation from service or, if earlier, on the date of the Executive’s death, all payments delayed pursuant to this Section 19 shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due to the Executive under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

To the extent any reimbursement of costs and expenses (including reimbursement of COBRA premiums pursuant to Section 7.C) provided for under this Agreement constitutes taxable income to the Executive for Federal income tax purposes, such reimbursements shall be made as soon as practicable after the Executive provides proper documentation supporting reimbursement but in no event later than December 31 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred. With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

If under this Agreement, any amount is to be paid in two or more installments, each such installment shall be treated as a separate payment for purposes of Section 409A.

20. Executive Acknowledgement.

The Executive hereby acknowledges that the Executive has read and understands the provisions of this Agreement, that the Executive has been given the opportunity for the Executive’s legal counsel to review this Agreement, that the provisions of this Agreement are reasonable, and that the Executive has received a copy of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.

CLEVER LEAVES HOLDINGS INC.

By:	/s/ David M. Kastin
Name:	David M. Kastin
Title:	General Counsel

EXECUTIVE

/s/ Kyle Detwiler
Kyle Detwiler

EXHIBIT A

DEFINITIONS

(a)	“2020 Plan” shall have the meaning set forth in Section 5.C of the Agreement.

(b)	“AAA” shall have the meaning set forth in Section 16.B of the Agreement.

(c)	“AAA Rules” shall have the meaning set forth in Section 16.B of the Agreement.

(d)	“Accounting Firm” shall have the meaning set forth in Section 11 of the Agreement.

(e)	“Annual Bonus” shall have the meaning set forth in Section 5.B of the Agreement.

(f)	“Base Salary” shall have the meaning set forth in Section 5.A of the Agreement.

(g)	“Board” means the Board of Directors of the Company.

(h)	“Cause” means one or more of the following:

(i)	The Executive’s willful and continuous failure to perform his essential duties hereunder or the lawful directives of the Board (other than as a result of illness or injury);

(ii)	The Executive’s willful misconduct or gross negligence in the performance of his duties hereunder that could reasonably be expected to materially and demonstrably impair or damage the property, goodwill, reputation, business or finances of any member of the Company Group;

(iii)	The conviction of, or plea of nolo contendere by, the Executive to, a felony or a crime involving moral turpitude that could reasonably be expected to materially and demonstrably impair or damage the property, goodwill, reputation, business or finances of any member of the Company Group (excluding any conviction of, or pleas of nolo contendere to, any crime under Federal laws for possession or distribution of cannabis or any products containing cannabis resulting from the Executive’s actions that are lawful under applicable state law and are undertaken by the Executive at the direction of the Board or in the performance of his duties and responsibilities to the Company or any entity described in Section 4.B of the Agreement);

(iv)	The Executive’s material breach of his obligations under the Confidentiality Agreement;

(v)	The Executive’s willful material violation of the Company policies that could reasonably be expected to materially and demonstrably impair or damage the property, goodwill, reputation, business or finances of any member of the Company Group; or

(vi)	The Executive’s commission of any willful acts of personal dishonesty in connection with his responsibilities as an employee of the Company that could reasonably be expected to materially and demonstrably impair or damage the property, goodwill, reputation, business or finances of any member of the Company Group.

For purposes of this definition, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without a reasonable belief that the action or omission was in the best interests of the Company Group. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board or any committee thereof, or the advice of counsel to the Company, will be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company Group.

(i)	“Change of Control” means the occurrence of any one of the following events.

(i)	any person (or any group of persons acting in concert), other than any member of the Company Group, any trustee or other fiduciary holding securities under an employee benefit plan of any member of the Company Group, an underwriter temporarily holding securities pursuant to an offering of such securities or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, directly or indirectly acquires beneficial ownership of securities representing more than 50% of the combined voting power of the Company’s then outstanding securities;

(ii)	the consummation of a reorganization, merger, statutory share exchange, consolidation or similar corporate transaction (each, a “Business Combination”) other than a Business Combination in which all or substantially all of the individuals and entities who were the beneficial owners of the Company’s voting securities immediately prior to such Business Combination beneficially own, directly or indirectly, 50% or more of the combined voting power of the voting securities of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of the Business Combination owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the Company’s voting securities immediately prior to such Business Combination; or

(iii)	any person (or group of persons acting in concert) acquires all or substantially all of the assets of the Company within any twelve (12) consecutive month period.

Notwithstanding the foregoing, none of the foregoing events shall constitute a Change of Control of the Company unless such event also constitutes a change in ownership of the Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(v) or a change in ownership of a substantial portion of the assets of the Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vii).

(j)	“Change of Control Date” means any date after the date hereof on which a Change of Control occurs.

(k)	“Code” means the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

(l)	“Company Group” means the Company and its affiliates.

(m)	“Compensation Committee” means the compensation committee of the Board.

(n)	“Confidentiality Agreement” shall have the meaning set forth in Section 3.C of the Agreement.

(o)	“Date of Termination” means the date specified in a written notice of termination delivered pursuant to Section 6 of the Agreement, or the Executive’s last date as an active employee of the Company before a termination of employment due to his death or Non-Renewal.

(p)	“Disabled” or “Disability” means a mental or physical condition that renders the Executive substantially incapable of performing his duties and obligations under this Agreement, after taking into account provisions for reasonable accommodation, as determined by a medical doctor (such doctor to be mutually determined in good faith by the parties) for 180 days (whether or not consecutive) within any twelve (12) consecutive month period.

(q)	“Dispute” shall have the meaning set forth in Section 16.A of the Agreement.

(r)	“Equity Awards” means stock options, stock appreciation rights, restricted shares, restricted share units, deferred shares, performance shares or performance units or any other share-based awards granted by the Company to the Executive whether pursuant to the terms of an equity incentive plan or otherwise, including the restricted share units granted to the Executive pursuant to Section 5.C of the Agreement.

(s)	“Excise Tax” shall have the meaning set forth in Section 11 of the Agreement.

(t)	“Fiscal Year” means the fiscal year of the Company, which is the calendar year.

(u)	“Geographical Jurisdiction” shall have the meaning set forth in Section 10.A of the Agreement.

(v)	“Good Reason” means, unless the Executive has consented in writing thereto, the occurrence of any of the following:

(i)	the assignment to the Executive of any duties materially inconsistent with the Executive’s position, including any change in status, title, authority, duties or responsibilities or any other action which results in a material diminution in such status, title, authority, duties or responsibilities;

(ii)	a material reduction in the Executive’s Base Salary without the Executive’s consent by the Company other than a reduction in Base Salary authorized in Section 5.A of the Agreement;

(iii)	the relocation of the Executive’s principal office without his written consent to a location that increases the Executive’s one-way commute from his residence at the time such relocation becomes effective by more than thirty (30) minutes;

(iv)	the failure of the Company to obtain the assumption in writing of the Company’s obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within fifteen (15) days after a Business Combination or a sale or other disposition of all or substantially all of the assets of the Company;

(v)	any material reduction in the Company’s willingness or obligation to indemnify the Executive against liability for actions (or inaction, as the case may be) in his capacity as an officer or employee of the Company or as a director of the Company;

(vi)	a material breach of this Agreement by the Company;

(vii)	the requirement that the Executive report to any person other than the Board; or

(viii)	the failure to nominate or elect the Executive to the Board.

(w)	“Industry Segment” shall have the meaning set forth in Section 10.A of the Agreement.

(x)	“Noncompete Period” shall have the meaning set forth in Section 10.A of the Agreement.

(y)	“Non-Renewal” shall have the meaning set forth in Section 6.F of the Agreement.

(z)	“Notice of Non-Renewal” shall have the meaning set forth in Section 2 of the Agreement.

(aa)	“Payment” shall have the meaning set forth in Section 11 of the Agreement.

(bb)	“Person” means any individual, natural person, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust company (including any company limited by shares, limited liability company or joint stock company), incorporated or unincorporated association, governmental authority, firm, society or other enterprise, organization or other entity of any nature.

(cc)	“Post-Change of Control Period” means the period beginning on the Change of Control Date and ending twenty-four (24) months after the date of the related Change of Control.

(dd)	“Release” shall have the meaning set forth in Section 8 of the Agreement.

(ee)	“Restricted Business” shall have the meaning set forth in Section 10.A of the Agreement.

(ff)	“Term of Employment” shall have the meaning set forth in Section 2 of the Agreement.